UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  October 25, 2010

APEXTALK HOLDINGS INC.
 (Exact name of registrant as specified in its charter)

Delaware	333-153838	26-1402471
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

637 Howard Street San Francisco, CA 94105
(Address of principal executive offices) (Zip Code)

(888) 228-2829
 (Registrant’s telephone number, including area code)

–––––––––––––––– Copies to: Richard I. Anslow, Esq. Anslow + Jaclin, LLP 195 Route 9 South, Suite 204 Manalapan, New Jersey 07726 (732) 409-1212
––––––––––––––––

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01. Completion of Acquisiton or Disposition of Assets

On June 18, 2010, (the “Date of Execution”), Apextalk Holdings, Inc. (the “Company”) entered into a share transfer agreement (the “Share Transfer Agreement”) with Ms. Weiling Liang, as previously disclosed in the Current Reports on Form 8-K filed on September 14, 2010. As of the Date of Execution, Ms. Liang owned 49% of the issued and outstanding common stock of Guangdong Yi An Investment Consulting Co., Ltd (“Yi An”), of which we owned the remaining 51% of the issued and outstanding common stock. Pursuant to the Share Transfer Agreement, Weiling Liang agrees to transfer 39% of Yi An’s issued and outstanding common stock to the Company at an aggregate purchase price of RMB 21,642,615.52 (approximately $3,182,738) (the “Purchase Price”), which shall be paid in full within 720 days following the Date of Execution (the “Transaction”).

On October 25, 2010, the Company completed a partial closing of the Transaction by paying Ms. Liang $2,000,000 or 62.83% of the Purchase Price in exchange for 24.37% of Yi An’s issued and outstanding common  stock. As a result, we currently own 75.37% of the issued and outstanding common stock of Yi An.

BUSINESS

Overview

Yi An was founded in September 2009 and is located in Guangzhou, Guangdong Province in the People’s Republic of China ( the “PRC”).  Yi An is a consulting company which engages in financial consulting, investment advisory, management consulting, and business information consulting.  Yi An provides various services to its clients, including generating customer credit information for use by short term lenders, and helping clients to establish and improve internal controls and compliance systems and procedures.

Organization

Yi An is an  investment consulting company that was formed in September of 2009.  Yi An is located in Guangdong Province of the PRC.  Yi An provides various services to clients through financial consulting, investment advisory, management consulting, and business information consulting.

Services and Development

Yi An focuses on pursuing profitable business opportunities and providing quality products and services to its clients.  The company pursues stable and high market value and thrives on competition within its own industry.  Yi An focuses on providing the following services to its clients:

1. Macroeconomic Research
2. Research on the Development of the Financial Industry
3. Financial Markets Research
4. Corporate Development Strategic Consulting
5. Market Development and Management Consulting
6. Marketing Strategy Consulting
7. Reorganization and Business Process Optimization
8. Credit Risk Management Consulting
9. Design of HR Development Plans
10 HR Management Consulting
11. Corporate Investment Consulting
12. Corporate Financial Advisory

Growth Strategy

Yi An will create value for clients through the development of specialized, differentiated products and services, based on foreign and domestic advanced management standards and techniques, and by continuous monitoring and analysis of the management industry in China. Yi An will strengthen communications and cooperation with clients in various areas, such as management consulting, investment advisory, financial consulting, structuring of strategic development plans, education and training, information and media, and management philosophy.

Major Clients

Guangzhou China Royal Pawn Co. Ltd. (hereinafter as “China Royal”)
China Royal was established in November 2008 as a financial institution operating in the short-term loan business.  It is sponsored by the Guangdong SME Financing Promotion Association, the first financial service association in China, membership in which includes, large banks, credit guarantee institutions, investment agencies, well-known companies, scientific research centers and other associations.  The SME Financing Promotion Association aims to solve the difficulties in financing of SMEs, and has enlisted the active support of the Guangzhou Foreign Trade and Economic Cooperation Bureau and the Guangdong Foreign Trade and Economic Cooperation Bureau. China Royal has more than 100 employees and nearly RMB 130 million of assets.  It generated RMB 11.25 million of income in 2009, and approximately RMB 19 million from January to April in 2010.

Zhongdan Investment and Credit Guarantee Co., Ltd.(hereinafter ZICG)
ZICG was established in Beijing 2003, started by several member companies of Beijing Youth Entrepreneurs Association, and approved by General Administration for Industry and Commerce, and was a shareholding professional Credit Guarantee Corporation, with a registered capital of RMB 450 million.

Dongguan Yuerong Guarantee Co., Ltd. (hereinafter as “Yuerong”)
Yuerong was established on February 20, 2008, with a registered capital of RMB 100 million, sponsored by the entrepreneurs from the members of the Dongguan Furniture Association and Dongguan Private Enterprises Association, to provide commercial financing guarantee and services. As a member of Dongguan Chamber of Commerce, Yuerong is focusing on supporting the leading companies from various sectors, building up a link between the companies and banks, proving services to SMEs, taking advantage of the resources of Dongguan Furniture Association and Dongguan Chamber of Commerce.

Properties

The corporate headquarters of Yi An is located at Suite 2716, Profit Plaza, No. 76 West Huangpu Road, Guangzhou, China.

Item 9.01 Financial Statement and Exhibits.

(a)  Financial Statements of Business Acquired.

None.

(b)  Pro Forma Financial Information.

None.

(c)  Shell Company Transactions.

None.

(d)  Exhibits.

EXHIBIT	DESCRIPTION

10.1	Share Transfer Agreement, dated June 18, 2010, by and between Apextalk Holdings, Inc. and Weiling Liang (1)

10.2	English translation of the Share Transfer Agreement, dated June 18, 2010, by and between the Apextalk Holdings, Inc. and Weiling Liang (1)

(1) Attached as Exhibit 10.1 to the Current Report on form 8-K filed with the Securities and Exchange Commission on September 14, 2010
(2) Attached as Exhibit 10.2 to the Current Report on form 8-K filed with the Securities and Exchange Commission on September 14, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

APEXTALK HOLDING, INC.

Date: October 29, 2010	By:	/s/ Hui Liu
Hui Liu Chief Executive Officer

4